Exhibit (i)


Dykema                                         400 Renaissance Center
                                              Detroit, Michigan 48243

                                                       www.dykema.com
                                                    Tel:(313)568-6800
                                                    Fax:(313)568-6658



October 2, 2007



Board of Directors
Advance Capital I, Inc.
One Towne Square, Suite 444
Southfield, Michigan 48076


 Re:  Shares of Common Stock



Ladies and Gentlemen:

     Advance Capital I, Inc., a Maryland corporation (the "Company") has registered under the Securities Act of 1933, as amended (the "1933 Act"), an indefinite number of shares of common stock, as permitted by Rule 24f-2 under the Investment Company Act of 1940, as amended (the "1940 Act"). The Company proposes to file Post-Effective Amendment No. 34 to its Registration Statement on Form N-1A (the "Post-Effective Amendment") to register for sale under the Securities Act of 1933, as amended, shares of stock in a new series designated as the "Advance Capital I, Inc., Core Equity Fund" (the "Shares").

     We have examined the Company's Articles of Amendment and Restatement, as approved by the Company's Board of Directors and as filed with the Maryland Department of Assessments and Taxation. We have also examined a copy of the Company's Bylaws and such other documents and records as we have deemed necessary for the purpose of this opinion.

     Based on the foregoing, we are of the opinion that the issue and sale of the authorized but unissued Shares have been duly authorized under Maryland law and by the Board of Directors of the Company. Upon the original issue and sale of the Company's authorized and unissued Shares and upon receipt of the full consideration therefor in an amount not less than the net asset value of the Shares established at the time of their sale, the Shares will be validly issued, fully-paid and non-assessable.

     We understand that this opinion is to be used in connection with the filing of the Post-Effective Amendment. We consent to the filing of this opinion with and as an exhibit to the Post-Effective Amendment.


Very truly yours,
/S/ Dykema Gossett pllc



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